Exhibit 10.60

FIRST AMENDMENT TO LEASE

THE FIRST AMENDMENT TO LEASE (this “Amendment”) dated as of February 1, 2010, by and between WAKEFIELD INVESTMENTS, INC., a Massachusetts corporation having an address at P.O. Box 540, Wakefield, Massachusetts 01880 (“Landlord”) and IMPLANT SCIENCES  CORPORATION, a Massachusetts corporation having an address at 600 Research Drive, Wilmington, Massachusetts (“Tenant”).
WITNESSETH

WHEREAS, Landlord and Tenant entered into a Lease (the “Lease”) dated as of December 12, 2008, for approximately 23,000 square feet of space (the “Premises”) in the building (the “Building”) known as 600 Research Drive, Wilmington, Massachusetts; and

WHEREAS, the term of the Lease (as previously extended by agreement by Landlord and Tenant) expired on January 31, 2010, and the Landlord and Tenant mutually desire (i) to further extend and term of the Lease for five additional years, and (ii) to adjust the rent and other charges payable under the Lease.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, each to the other paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. The Lease term is hereby extended through 11:59 p.m. (local time) on January 31, 2015.  Tenant shall have no right or option to extend the term of the Lease beyond January 31, 2015.

2. Commencing on February 1, 2010, (the “Effective Date”), and continuing through January 31, 2015, Tenant shall pay Basic Rent as provided in the Lease at the Following rates:

Year                           Basic Rent per Annum                                                      Monthly Basic Rent

2/1/10 – 1/31/11                                           $207,000.00                                           $17,250.00
2/1/11 – 1/31/12                                           $218,500.00                                           $18,208.33
2/1/12 – 1/31/13                                           $224,250.00                                           $18,687.50
2/1/13 – 1/31/14                                           $230,000.00                                           $19,166.67
2/1/14 – 1/31/15                                           $235,750.00                                           $19,645.83

In addition, Tenant shall remain responsible for and pay in a timely fashion all Additional Tenant Rent and other amounts described in the Lease, as and when the same come due.  Tenant’s obligations shall survive the expiration or earlier termination of the Lease.

3.           (a) Tenant shall accept the Premises for the period described above in their AS IS condition, without any representation by Landlord.  Tenant currently occupies the Premises, and is fully aware of the condition of the Premises and the Building, and has determined that the same are suitable for Tenant’s continued business operations.  Notwithstanding the foregoing, but subject to the conditions set forth below, Landlord agrees to perform the following items of work (“Landlord’s Work”) in the Premises, at Landlord’s cost and expense:

(i)    Construct a full-height partition to enclose the machine shop as shown on Exhibit A-1 attached hereto and incorporated herein by reference;
(ii)    Provide reasonable levels of air conditioning service and distribution to the warehouse areas of the Premises, according to Landlord’s current building standard specification;
(iii)   Build out a wash/anneal room as shown on Exhibit A-1 per specifications attached hereto as Exhibit B, to allow re-use of the existing kitchen area;
(iv)   Furnish a pass through door in the warehouse; and
(v)    Install partitions and build out quality assurance testing lab area as shown of Exhibit A-1 per specifications attached hereto as Exhibit B.

Tenant has prepared, and/or reviewed and approved, the specifications set forth in Exhibit B, and is satisfied that work performed in accordance with those specifications will be satisfactory for Tenant’s intended uses.  Landlord’s obligation to perform Landlord’s Work is expressly contingent upon Tenant obtaining (i.e. closing on and funding) financing for Tenant’s operations from an unrelated institutional lender for no less that Ten Million Dollars ($10,000,000) (“Tenant’s Financing”). Tenant shall give Landlord written notice at such time as Tenant has obtained Tenant’s Financing, and will deliver reasonable evidence of satisfaction of any conditions to funding.  Landlord will commence Landlord’s Work within thirty (30) days after receipt of such notice from Tenant.  Tenant acknowledges that such Work may be undertaken during normal business hours, and agrees that Landlord shall have access to the Premises for the purpose of undertaking and completing the Landlord’s Work.  If Landlord has not received written notice of having obtained Tenant’s Financing on or before December 31, 2010, then Landlord shall have no further obligation to perform Landlord’s Work.  In no event shall Tenant’s obligations or covenants hereunder or under the Lease be contingent upon Tenant obtaining Tenant’s Financing.

4.           Landlord and Tenant hereby and agree that Tenant’s option to extend the term of the Lease, as set forth in Section 36 of the Lease, is void and without any further force or effect.

5. As a material inducement to Landlord entering into the Amendment, Tenant certifies to Landlord that as of the date hereof:(i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease of the Building which are not contained or referred to herein or in the Lease, (ii) Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; (iii) Tenant has not assigned its interest in the Lease or sublet all or any portion of the Premises, (iv) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; and, (v) Tenant is not, and the performance of the Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

6.           Landlord and Tenant each covenants, represents and warrants to the other that it has had no other dealings or communications with any broker or agent in connection with this Amendment, and each covenants and agree to pay, defend, hold harmless and indemnify the other from and against any and all cost, expense (including reasonable attorney’s fees) or liability for any compensation, commission or charges to any broker or agent claiming through the indemnifying party with respect hereto.

7.           Tenant represents and warrants that is has taken all necessary corporate, partnership of other action necessary to execute and deliver this Amendment, and that this Amendment constitutes the legally binding obligation of Tenant, enforceable in accordance with its terms.  Tenant further represents and warrants that it has full and complete authority to enter into and execute this Amendment and acknowledges that Landlord is relying upon Tenant’s representation of its authority to execute this Amendment and Tenant shall save and hold Landlord harmless from any claims or damages, including reasonable attorney’s fees, arising from Tenant’s misrepresentation of its authority to enter into and execute this Amendment.

8.           Capitalized terms used but defined herein shall have the meanings ascribed to them in the Lease.  As amended hereby, the Lease is ratified and confirmed and declared to be in full force and effect.

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IN WITNESS WHEREOF, the parties have set their respective hands as of the date first above written.

LANDLORD

WAKEFIELD INVESTMENTS, INC.

By:            /s/ R. David Shelzi
Name:           R. David Shelzi
Title:           President
Hereunto duly authorized

IMPLANT SCIENCES CORPORATION

By:           /s/ Glenn D. Bolduc
Name:           Glenn D. Bolduc
Title:           CEO
Hereunder duly authorized